SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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Helix BioMedix, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LETTER TO STOCKHOLDERS
April 12, 2005
Dear Stockholder:
      The Board of Directors and management of Helix BioMedix, Inc. cordially invite you to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Helix BioMedix, Inc., which will be held on Wednesday, May 11, 2005 at 2:00 p.m. PDT at the PRIME Hotel & Suites, Boardroom, 19333 North Creek Parkway, Bothell, Washington.
      The enclosed notice of the Annual Meeting and proxy statement describe the matters to be acted upon by Helix BioMedix stockholders. In addition, the proxy statement contains information about the role and responsibilities of the Board of Directors and its committees.
      Your vote is very important. Therefore, whether or not you plan to attend the Annual Meeting in person, please sign and return the enclosed proxy in the return-addressed envelope provided to U.S. Stock Transfer Corporation, 1745 Gardena Ave., Suite 200, Glendale, CA 91204. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.

Sincerely,

R. Stephen Beatty
President and Chief Executive Officer

HELIX BIOMEDIX, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Wednesday, May 11, 2005
2:00 p.m. Pacific Daylight Saving Time
       Notice is hereby given that the Annual Meeting of Stockholders of Helix BioMedix, Inc., (the “Company”) will be held on Wednesday, May 11, 2005 at 2:00 p.m. PDT, at the PRIME Hotel & Suites, Boardroom, 19333 North Creek Parkway, Bothell, Washington for the following purposes:

1. To elect three Class II directors, to serve until the 2008 Annual Meeting of Stockholders and until their successors are elected and qualified;

2. To ratify the appointment of KPMG LLP as the Company’s independent auditor for the fiscal year ending December 31, 2005; and

3. To transact any other business which may properly come before the meeting or any adjournment or postponement thereof.
      Stockholders of record at the close of business on March 29, 2005 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Stockholders are cordially invited to attend the meeting in person. For ten days prior to and throughout the Annual Meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the offices of Helix BioMedix, Inc. at the address set forth below.

By Order of the Board of Directors,

R. Stephen Beatty
President and Chief Executive Officer
Helix BioMedix, Inc.
22122 20th Avenue S.E., Suite 148
Bothell, Washington 98021
April 12, 2005
      IMPORTANT: Please fill in, date, sign and return the enclosed Proxy in the return-addressed envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may vote in person, if you wish to do so, even though you have previously sent in your Proxy. Return Proxies to U.S. Stock Transfer Corporation, 1745 Gardena Ave., Suite 200, Glendale, CA 91204.

HELIX BIOMEDIX, INC.
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
General
      The enclosed Proxy is solicited by the Board of Directors of Helix BioMedix, Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held on Wednesday, May 11, 2005 at 2:00 p.m. Pacific Daylight Saving Time and at any adjournment or postponements thereof (the “Annual Meeting”). The Company first mailed this Proxy Statement and Proxy on or about April 12, 2005 to stockholders of record on the books of the Company at the close of business on March 29, 2005 (“Record Date”).
Record Date and Outstanding Shares
      Only stockholders of record on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, 15,211,880 shares of Common Stock were issued and outstanding.
Solicitation and Revocability of Proxies
      Proxies may be solicited by officers, directors and regular supervisory employees of the Company, none of whom will receive any additional compensation for their services. Solicitation of proxies may be made personally or by mail, telephone, telecopy or messenger. All costs of solicitation of proxies will be paid by the Company.
      Any stockholder granting a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked either by (i) filing with the Secretary of the Company prior to the Annual Meeting, at the Company’s principal offices, either a written revocation or duly executed proxy bearing a later date, or (ii) attending the Annual Meeting and voting in person, regardless of whether a proxy has previously been given. Attendance at the Annual Meeting will not revoke a stockholder’s proxy unless the stockholder votes in person.
Quorum and Voting
      Under Delaware law and the Company’s Bylaws, a quorum consisting of a majority of the outstanding shares entitled to vote, must be represented in person or by proxy, to elect directors and to transact any other business that may properly come before the meeting. In the election of a director, the nominee elected is the individual receiving the greatest number of votes cast by the shares present in person or represented by proxy and entitled to vote. Any action other than a vote for a nominee will have the effect of voting against that nominee. The ratification of the appointment of the independent auditors will be approved if the number of votes cast in favor of ratification exceeds the number of votes cast against ratification. Abstention from voting or broker non-votes will have no effect since such actions do not represent votes cast.
      If the accompanying Proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions given. In the absence of instructions to the contrary, the shares will be voted “FOR” the nominee for director and “FOR” the ratification of the independent auditors. The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those described in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth, as of March 29, 2005, the number of shares of Common Stock held by beneficial owners of more than five percent of the Company’s Common Stock, by directors and nominees, by the Company’s executive officers named in the Summary Compensation Table on page 6 and by all directors and executive officers of the Company as a group. The address of each beneficial owner is Helix BioMedix, Inc. corporate offices unless otherwise stated.

	Number of Shares Beneficially Owned
	(Includes Stock, Options and Warrants
Name of Beneficial Owner	Vested or Vesting within 60 Days)	Percentage*

Frank T. Nickell(1)	3,101,535	20.39%
R. Stephen Beatty(2)	668,654	4.40%
Timothy J. Falla(3)	331,667	2.18%
David H. Kirske(4)	30,000	*
David Drajeske(5)	50,833	*
Randall L-W. Caudill(6)	345,000	2.27%
John C. Fiddes, Ph.D.(7)	30,000	*
Jeffrey A. Miller, Ph.D.(8)	304,987	2.00%
George A. Murray(9)	117,500	*
Barry L. Seidman(10)	912,500	6.00%
Daniel O. Wilds(11)	30,000	*
All current executive Officers and directors as a group (10 persons)	5,922,676	38.93%

*	Indicates ownership is less than one percent of the class.

(1)	Mr. Nickell’s address is 320 Park Avenue 24th Floor, New York, NY 10022. Includes 977,500 shares of common stock issuable pursuant to warrants exercisable within 60 days of March 29, 2005.

(2)	Includes 553,667 shares of common stock issuable to Mr. Beatty pursuant to options exercisable within 60 days of March 29, 2005; and 25,000 shares of common stock issuable pursuant to warrants exercisable within 60 days of March 29, 2005.

(3)	Includes 281,667 shares of common stock issuable to Dr. Falla pursuant to options exercisable within 60 days of March 29, 2005; and 50,000 shares of common stock issuable pursuant to a warrant exercisable within 60 days of March 29, 2005.

(4)	Includes 30,000 shares of common stock issuable to Mr. Kirske pursuant to options exercisable within 60 days of March 29, 2005.

(5)	Includes 50,833 shares of common stock issuable to Mr. Drajeske pursuant to warrants exercisable within 60 days of March 29, 2005.

(6)	Includes 30,000 shares of common stock issuable to Dr. Caudill pursuant to warrants exercisable within 60 days of March 29, 2005; 15,000 shares of common stock issuable to Dr. Caudill pursuant to options exercisable within 60 days of March 29, 2005; 250,000 shares of common stock issuable to Dunsford Hill Capital Partners, Inc., a California corporation owned and controlled by Dr. Caudill pursuant to warrants exercisable within 60 days of March 29, 2005; and 50,000 shares of common stock issuable pursuant to a warrant exercisable within 60 days of March 29, 2005 and held by Dr. Caudill’s wife.

(7)	Includes 15,000 shares of common stock issuable to Dr. Fiddes pursuant to warrants exercisable within 60 days of March 29, 2005; includes 15,000 shares of common stock issuable to Dr. Fiddes pursuant to option exercisable within 60 days of March 29, 2005.

(8)	Includes 45,000 shares of common stock held by Mr. Miller and 100,000 shares of common stock held by Katz-Miller, LLC, an Illinois limited liability company of which Mr. Miller is a controlling member and 50% owner. Also includes 15,000 shares of common stock issuable to Mr. Miller pursuant to options exercisable within 60 days of March 29, 2005.

(9)	Includes 52,500 shares of common stock issuable to Mr. Murray pursuant to warrants exercisable within 60 days of March 29, 2005; includes 15,000 shares of common stock issuable to Mr. Murray pursuant to options exercisable within 60 days of March 29, 2005.

(10)	Includes 128,750 shares of common stock held by ABC Investment Group of which Mr. Seidman is the managing director pursuant to warrants exercisable within 60 days of March 29, 2005; includes 8,750 share of common stock issuable to Mr. Seidman pursuant to warrants exercisable within 60 days of March 29, 2005; and 25,000 shares of common stock issuable to Mr. Seidman pursuant to options exercisable within 60 days of March 29, 2005.

(11)	Includes 15,000 shares of common stock issuable to Mr. Wilds pursuant to warrants exercisable within 60 days of March 29, 2005; includes 15,000 shares of common stock issuable to Mr. Wilds pursuant to option exercisable within 60 days of March 29, 2005.
EXECUTIVE OFFICERS OF THE COMPANY
      The executive officers of the Company are as follows:

Name	Age	Position

R. Stephen Beatty	55	President and Chief Executive Officer
Timothy J. Falla, Ph.D.	39	Vice President and Chief Scientific Officer
David Kirske	51	Vice President and Chief Financial Officer
David Drajeske	45	Vice President of Business Development
      The biographies of the executive officers of the Company are as follows:
      R. Stephen Beatty serves as our President and Chief Executive Officer and has served as a member of our Board of Directors since May 1999. Prior to joining us, Mr. Beatty established and operated Beatty Finance, Inc., a private financial services company. Prior to founding Beatty Finance, Inc., Mr. Beatty worked with BellSouth managing one of BellSouth’s corporate re-engineering teams, directing the development of enterprise software for BellSouth’s marketing division and as a member of BellSouth’s “Future Thinkers”, an in-house corporate think tank. Mr. Beatty holds a BS in Mathematics from the University of South Alabama and an MBA from the University of New Orleans.
      Timothy J. Falla, Ph.D. serves as our Vice President and Chief Scientific Officer. Dr. Falla joined us as Chief Scientific Officer in June 2001. From 1998 to 2001, Dr. Falla was Principal Scientist with IntraBiotics Pharmaceuticals, Inc. where he led a multi-disciplinary scientific research team focused on antibacterial drug discovery and development. Dr. Falla holds a BS in Applied Biology from the University of Wales and a Ph.D. in Molecular Biology in Infectious Disease from Oxford University and the University of Wales.
      David H. Kirske joined us in July 2004 and serves as our Vice President and Chief Financial Officer. From June 2001 to December 2003, Mr. Kirske served as a financial consultant to a number of public and privately held companies, as well as several not-for-profit entities. From January 1999 to June 2001 he was the Corporate Controller for F5 Networks, a leading provider of integrated Internet traffic management solutions. He serves on the board of directors of FareStart, a not-for-profit entity. Mr. Kirske holds a BA in Business Administration from the University of Puget Sound.
      David Drajeske joined us in February 2004 and serves as our Vice President of Business Development. Mr. Drajeske previously served as Manager of Business Development for Immunex from 2001 to 2002. From 1997 to 2001 he served as Senior Manager, Business Development and Alliance Management for Thermogen, Inc. and Medichem Life Sciences. Mr. Drajeske holds an MS in Biotechnology from Northwestern University’s Kellogg Center for Biotechnology.
      Officers serve at the discretion of the Board of Directors.

Employee Agreements
      As of December 31, 2004, we had employment contracts with four executive officers. We entered into a two-year employment contract with R. Stephen Beatty as President and Chief Executive Officer, commencing July 1, 2003. Pursuant to the agreement Mr. Beatty is entitled to receive an annual base salary in the amount of $285,000, and the issuance of an option to purchase up to 324,000 shares of common stock at $1.00 per share which expires on June 30, 2013. Upon termination of the employment relationship by us without cause (as defined in the employment agreement), we are obligated to pay to Mr. Beatty any unpaid annual base salary, any amount due but not paid under any of our incentive compensation plans, earned but unused vacation and bonuses due, if any, for services already performed to the effective date of termination of the employment relationship, and monthly severance payments equivalent to six (6) months base salary.
      We entered into a two-year employment agreement with Dr. Timothy Falla, our Chief Scientific Officer, commencing July 1, 2003. Pursuant to the agreement Dr. Falla is entitled to receive an annual base salary equal to $215,000, and the issuance of an option to purchase 180,000 shares of common stock at $1.00 per share which expires on June 30, 2013. Upon termination of the employment agreement by us without cause (as defined in the employment relationship), we are obligated to pay to Dr. Falla any unpaid annual base salary, any amount due but not paid under any of our incentive compensation plans, earned but unused vacation and bonuses due, if any, for services already performed to the effective date of termination of employment, and monthly severance payments equivalent to six (6) months base salary.
      On July 1, 2004 we entered into a three-year employment agreement with David Kirske, our Vice President and Chief Financial Officer. Pursuant to the agreement, Mr. Kirske is entitled to receive the payment of an annual base salary equal to $150,000, and the issuance of an option to purchase 180,000 shares of common stock at $1.80 per share which expires on August 12, 2014. Upon termination of the employment agreement by us without cause (as defined in the employment relationship), we are obligated to pay to Mr. Kirske any unpaid annual base salary, any amount due but not paid under any of our incentive compensation plans, earned but unused vacation and bonuses due, if any, for services already performed to the effective date of termination of employment, and monthly severance payments equivalent to six (6) months base salary.
      On July 1, 2004 we entered into a three-year employment agreement with David Drajeske, our Vice President of Business Development. Pursuant to the agreement, Mr. Drajeske is entitled to receive a $25,000 signing bonus; the payment of an annual base salary equal to $150,000; and the issuance of an option to purchase 180,000 shares of common stock at $1.80 per share which expires on August 12, 2014. Upon termination of the employment agreement by us without cause (as defined in the employment agreement), we are obligated to pay to Mr. Drajeske any unpaid annual base salary, any amount due but not paid under any of our incentive compensation plans, earned but unused vacation and bonuses due, if any, for services already performed to the effective date of termination of employment, and monthly severance payments equivalent to six (6) months base salary.

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
Executive Compensation
      The following table sets forth all compensation, including salary, bonuses and stock options, earned during the years ended December 31, 2004, 2003, and 2002 by our Chief Executive Officer and the most highly compensated executive officers (“Named Executive Officers”) whose salary and bonuses were in excess of $100,000 during each of the years in the three year period ending December 31, 2004.

					Long-Term
	Fiscal	Annual			Compensation	All Other
Name and Position	Year	Salary	Bonus		Option Grants	Compensation(1)

R. Stephen Beatty	2004	$285,000	$—		—	$12,906
President and CEO	2003	$285,000		$(4)	324,000	$11,933
	2002	$200,000	$—		100,000	$7,051
Dr. Timothy Falla	2004	$215,000	$—		—	$10,329
Chief Scientific Officer	2003	$215,000		$(5)	180,000	$9,710
	2002	$175,000	$—		100,000	$4,828
David H. Kirske	2004	$150,000	$—		180,000	$5,357
Vice President and Chief Financial Officer	2003	$—	$—		—	—
	2002	$—	$—		—	—
David Drajeske	2004	$150,000	$25,000		230,000	$8,822
Vice President of Business Development	2003	$—	$—		—	—
	2002	$—	$—		—	—
Parker Sroufe(2)	2004	$—	$—		—	—
Vice President	2003	$100,000	$—		100,000	$7,936
	2002	$—	$—		—	—
Kerry Palmer(3)	2004	$—	$—		—	$42,058
Chief Financial Officer	2003	$90,000	$—		90,000	$11,028
	2002	$—	$—		—	—

(1)	All Other Compensation for each of the years in the three-year period ended December 31, 2004, 2003 and 2002 consists of premiums paid on excess term life insurance and disability insurance, severance payment and dependent medical payments.

(2)	Mr. Sroufe’s employment with us terminated in May 2004.

(3)	Mr. Palmer’s employment with us terminated in November 2003.

(4)	A warrant to purchase 60,000 shares of common stock at $0.25 per share was exercised in January 2004.

(5)	A warrant to purchase 50,000 shares of common stock at $0.25 per share.

Option Grants in the 2004 Fiscal Year
      The following table sets forth information concerning option grants during the 2004 fiscal year to the Named Executive Officers.

					Potential Realizable
					Value at Assumed
					Annual Rates of Stock
					Price Appreciation for
	Individual Grants				Option Terms(4)

	Number of	Percent of	Exercise
	Securities	Total Options	or Base
	Underlying	Granted to	Price
	Options	Employees in	per	Expiration
Name	Granted	Fiscal Year	Share	Date	5%	10%

R. Stephen Beatty	—	—	—	—	—	—
Timothy Falla	—	—	—	—	—	—
David Kirske(1)	180,000	35%	$1.80	08/12/2014	$203,762	$516,373
David Drajeske (2)	180,000	35%	$1.80	08/12/2014	$203,762	$516,373
(3)	50,000	10%	$1.85	02/02/2014	$58,173	$147,421

(1)	Option shares vest as follows: 30,000 every six months beginning December 31, 2004 and expire 10 years from the date of grant. Vesting may be accelerated upon certain changes in control of our company.

(2)	Option shares vest as follows: 30,000 every six months beginning December 31, 2004 and generally expire 10 years from the date of grant. Vesting may be accelerated upon certain changes in control of our company.

(3)	Option shares vest as follows: 16,000 after first year and 24 equal amounts over the next two years and expire 10 years from the date of grant.

(4)	These assumed rates of appreciation are provided in order to comply with requirements of the Securities and Exchange Commission, and do not represent our expectation as to the actual rate of appreciation of the common stock. The actual value of the options will depend on the performance of the common stock, and may be greater or less than the amounts shown.
Aggregated Option Exercises in Fiscal Year Ended December 31, 2004 and Fiscal Year End
Option Values
      The following table contains information concerning the options exercised by the Named Executive Officers in the fiscal year ended December 31, 2004, and the year-end number and value of unexercised options with respect to each of the Named Executive Officers.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
			Options at Fiscal Year End		Fiscal Year End(1)

	Shares		Exercisable		Exercisable
	Acquired	Value	within		within
Name	on Exercise	Realized	60 Days	Unexercisable	60 Days	Unexercisable

R. Stephen Beatty	0	$0.00	485,777	238,223	$310,333	$178,667
Dr. Timothy Falla	0	$0.00	237,777	142,223	$128,333	$106,667
David H. Kirske	0	$0.00	30,000	150,000	$0	$0
David Drajeske	0	$0.00	30,000	200,000	$0	$0

(1)	Dollar value is based on the market value of our common stock at December 31, 2004 (based on closing price of $1.75 for our common stock on the OTC Bulletin board on that date) reduced by the exercise price.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The Compensation Committee is responsible for establishing and administering the policies that govern compensation and benefit practices for our employees. During fiscal year 2004, the Compensation Committee was comprised of three “independent” directors: Randall L-W. Caudill, Jeffrey A. Miller and Daniel O. Wilds.
Authority and Responsibility
      The principal responsibilities of the Compensation Committee, include the following:

•	Review and approve all compensation for the Chief Executive Officer, including incentive-based and equity-based compensation.

•	Review and approve annual performance objectives and goals relevant to compensation for the Chief Executive Officer and evaluate the performance of the Chief Executive Officer in light of these goals and objectives.

•	Consider, in determining the long-term incentive component of compensation for the Chief Executive Officer, the Company’s performance, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the Company’s Chief Executive Officer in past years.

•	Review and approve incentive-based or equity-based compensation plans in which the Company’s executive officers participate, and review and approve salaries, incentive and equity awards for other executive officers.

•	Approve all employment, severance, or change-in-control agreements, special or supplemental benefits, or provisions including the same, applicable to executive officers.

•	Review and propose to the Board from time to time changes in director and committee member compensation and director retirement policies.
Compensation Goals
      The Committee directs a company-wide compensation policy designed to attract and retain executives and directors who will enhance shareholder value through effective design and execution of our business plan.
      Specifically, the Committee has established the following goals:

1. Attract and retain the talent necessary for our business success;

2. Take cognizance of comparable companies, recognizing individual experience and contributions; and

3. Establish and maintain focus on shareholder value through incentive programs and share ownership.
2004 Activities
      The Committee met four times during the year. Dr. Jeffrey Miller and Randall L-W Caudill attended 100% of the meetings during 2004 and Daniel Wilds attended 50% of the meetings.
      The Committee reviewed and approved the contracts for two new key executives, David Kirske and David S. Drajeske. The contract terms including both base salary and incentives, were reviewed and approved after consideration of industry comparables and the skills and experience of the new executives.
      The Committee conducted a year-long study of Board compensation. As the company has grown from its product development phase, the need for experienced Board members with particular skills has increased. The study included an examination of national and regional comparisons with similar companies, as well as prevailing trends. It included commercially provided data as well as an examination of proxy reports from a group of companies similar in size and stage of development.

      As a result of this research, the Committee proposed and the Board accepted changes in Board compensation. The new policy includes the following:

Annual retainer:	$12,500 cash compensation, to be paid quarterly $3,125/quarter
15,000 options, quarterly vesting
Board attendance:	$1,000 per meeting in person, $500 by telephone
Committees:	$1,000 annually per committee membership
$2,800 annually for the audit committee chair
Initial election/appointment:	25,000 options, vesting upon election

*	all stock options have a 10-year term
      While these terms are at or below the median for the comparable companies, the Committee concluded that the incentives were sufficient to attract and retain the Board members needed to meet our objectives. The plan continues to align Board incentives with shareholder interests through the incentive programs, while providing reasonable compensation for the many hours of work of the members.
Compensation of Other Key Executives
      Compensation for the Company’s CEO and CFO are scheduled for complete review and renewal during 2005. The contract terms were not changed during 2004.

COMPENSATION COMMITTEE

Jeffrey A. Miller, Chair
Randall L-W. Caudill
Daniel O. Wilds
REPORT OF THE AUDIT COMMITTEE
      The Audit Committee has responsibility for engaging our independent registered public accounting firm, supervising our finance functions (which include, among other matters, our investment activities), reviewing our internal accounting control policies and procedures, and providing the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters. The Board of Directors adopted a written charter for the Audit Committee on August 11, 2003. The charter is posted on our website, at www.helixbiomedix.com in the Corporate Governance section.
      The Audit Committee is currently comprised of two “independent” directors, as defined by and to the extent required by the Rules of the National Association of Securities Dealers, Inc., George A. Murray and Daniel O. Wilds, and non-independent director, Randall L-W. Caudill. Our Board of Directors appointed Daniel O. Wilds to the Audit Committee on August 11, 2003. The Audit Committee held 4 meetings during fiscal 2004. Randall L-W Caudill and George Murray attended 100% of the meetings and Daniel Wilds attended 50% of the meetings.
      Our Board of Directors has determined that the Audit Committee has at least two audit committee financial experts serving on its audit committee. George A. Murray and Daniel O. Wilds are qualified as “audit committee financial experts”. Mr. Murray has had experience as a Chief Operating Officer of several NYSE member firms. In this role, he had oversight responsibility for the principal financial officers, the principal accounting officers, and others performing similar functions such as compliance and profit and loss control. Mr. Wilds has a Master’s Degree in Business Administration and Finance, and 30 years experience as the Chief Executive Officer of both public and private companies. In this capacity, he has supervised chief financial officers, principal financial officers and controllers.
      The Audit Committee has adopted a Pre-Approval Policy pursuant to which it must pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services do not impair the auditors’ independence. At each regular meeting of the Audit Committee, the Audit Committee receives an update on the status of the pre-approved audit and non-audit services being provided by the independent registered public accounting firm.
      The Audit Committee has reviewed and discussed with our management the audited fiscal 2004 financial statements. The Audit Committee has discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants and Securities and Exchange Commission rules. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 and has discussed with KPMG LLP its independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Annual Report on form 10-K for fiscal 2004.

AUDIT COMMITTEE

Randall L-W. Caudill
George A. Murray
Daniel O. Wilds
CERTAIN TRANSACTIONS
      We believe that each of the transactions described below was carried out on terms that were no less favorable to us than those that would have been obtained from unaffiliated third parties. Any future transactions between us and any of our directors, officers or principal stockholders will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be approved by a majority of the independent and disinterested members of our Board of Directors.
Relationship with Dunsford Hill Capital Partners, Inc.
      Dunsford Hill Capital Partners, Inc. (“Dunsford Hill”) is owned and controlled by Randall L-W. Caudill, D. Phil. Dr. Caudill also serves as a Director of the Company. Dunsford Hill provides consulting services to the Company on strategic, management and financial issues. The Company first entered into a Consulting Agreement with Dunsford Hill in October 2000. The original consulting agreement has been amended and extended by subsequent agreements which extend the term of the original agreement and provide for additional compensation. Under the May 30, 2001 Amended and Restated Consulting Agreement (“Amended Agreement”) with Dunsford Hill, the Company agreed to pay additional compensation in the form of warrants to purchase an aggregate of 120,000 shares of common stock at $1.50 per share, thereby eliminating certain conditions precedent that were contained in the earlier agreement. Under the August 15, 2002 Second Amended and Restated Consulting Agreement, the Company agreed to cash payments totaling $72,000 payable in installments and warrants to purchase an aggregate of 50,000 shares of common stock at the lower of $1.50 or the price of the next equity financing ($1.00). As of December 31, 2003, the Company has issued to Dunsford Hill warrants to purchase 250,000 shares of common stock and made cash payments of $49,500 in 2003. There was no cash compensation paid in 2004.
Relationship with Ralph Katz
      Ralph Katz served on our Board of Directors from December 2000 until his resignation in May 2002. From October 2002 through March 2004, we engaged Mr. Katz as a consultant to provide professional services in the areas of strategic and financial planning. In return for services performed, he was issued a warrant to purchase up to 100,000 shares of our common stock at an exercise price of $1.00 per share for a ten-year term.

      In August 2004, we engaged Mr. Katz to advise us regarding financing initiatives, to identify and develop out-licensing opportunities and to design and implement an investor relations program. Pursuant to that agreement, Mr. Katz was granted an option to purchase up to 75,000 shares of our common stock, with an exercise price of $1.80; 25,000 are fully vested upon grant and 50,000 vesting one year later with a five-year term. In addition to the foregoing, he was granted an option to purchase up to 25,000 shares of our common stock, with an exercise price of $2.00 which was fully vested upon grant.
Relationship with The Paisley Group
      Carlyn J. Steiner, who served as a member of our board of directors from December 2000 until April 2004, controls the activities of the Paisley Group, LLC. The Paisley Group has provided the Company with financial consulting services including consulting in conjunction with the 2001 Private Placement. The Company first entered into a Consulting Agreement with the Paisley Group in October 2000. The original consulting agreement has been amended and extended by subsequent agreements which extend the term of the original agreement and provide for additional compensation. Under the May 30, 2001 Amended and Restated Consulting Agreement (“Amended Agreement”) with the Paisley Group, the Company agreed to pay additional compensation in the form of warrants to purchase an aggregate of 120,000 shares of common stock at $1.50 per share, thereby eliminating certain conditions precedent that were contained in the earlier agreement. Under the August 15, 2002 Second Amended and Restated Consulting Agreement, the Company agreed to cash payments totaling $72,000 payable in installments and warrants to purchase an aggregate of 100,000 shares of common stock at the lower of $1.50 or the price of the next equity financing ($1.00). As of December 31, 2003, the Company has issued to The Paisley Group warrants to purchase 300,000 shares of common stock and made cash payments of $49,500 in 2003. There was no cash compensation paid in 2004.

STOCK PRICE PERFORMANCE
      The following graph compares the cumulative total return of our common stock, Nasdaq Stock Market Composite Index and Amex Biotechnology Index for the period December 31, 2000 to our fiscal year end on December 31, 2004. The cumulative total return of the Company’s common stock assumes $100 invested on December 31, 2000 in Helix BioMedix, Inc. common stock.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
      Our board of directors is divided into three classes for purposes of election. One class is elected at each Annual Meeting of Stockholders. Directors hold office until the end of their terms and until their successors have been elected and qualified, or until their earlier death, resignation or removal. Three Class II directors will be elected at the Annual Meeting to hold office until the 2008 Annual Meeting of Stockholders and until their successors have been elected and qualified.
      Our board of directors has nominated John C. Fiddes, Jeffrey A. Miller and Daniel O. Wilds for reelection as Class II members of the board of directors.
      Unless otherwise directed, the persons named in the Proxy intend to vote all proxies for the re-election of John C. Fiddes, Jeffrey A. Miller and Daniel O. Wilds to these positions on the Board of Directors. The nominees have consented to serve as members of our board of directors if re-elected. If, at the time of the Annual Meeting, either Dr. Fiddes, Dr. Miller or Mr. Wilds are unable or decline to serve as a director, the discretionary authority provided in the enclosed Proxy will be exercised to vote for a substitute candidate designated by the board of directors. The board of directors has no reason to believe that the nominees will be unable or will decline to serve as directors.
      Our board of directors unanimously recommends that you vote FOR the election of each of John C. Fiddes, Jeffrey A. Miller and Daniel O. Wilds as Class II members of our board of directors.

      Information on the Directors and the Director nominees are as follows:

				Principal Occupation and
		Director	Directorship	Business Experience for the
Name	Age	Since	Term/Class*	Past Five Years

R. Stephen Beatty	55	2000	2006/III	President and Chief Executive Officer
Randall L-W. Caudill, D. Phil.	58	2001	2007/I	Financial Consultant
John C. Fiddes, Ph.D.	53	2003	2005/II	Executive and Microbiologist
Jeffrey A. Miller, Ph.D.	57	2000	2005/II	Financial Consultant
George A. Murray	74	2002	2006/III	Financial Consultant
Barry L. Seidman	59	2004	2007/I	Financial Consultant
Daniel O. Wilds	56	2003	2005/II	Executive

*	Terms expire as of our annual stockholder meeting date of the year indicated.
      R. Stephen Beatty serves as our President and Chief Executive Officer and has served as a member of our Board of Directors since May 1999.
      Randall L-W. Caudill, D. Phil., was elected to our Board of Directors in December 2001. Dr. Caudill is the founder and president of Dunsford Hill Capital Partners, a financial consulting firm serving early-stage health care and technology companies. Dr. Caudill currently serves on the boards of VaxGen Inc., SCOLR Inc., MediQuest Inc., and Ramgen Power Systems Inc. as well as a number of not-for profit entities. He received a master’s degree in Public and Private Management from Yale University and a doctoral degree of philosophy from Oxford University where he was a Rhodes Scholar.
      John Fiddes, Ph.D. has served as a member of our Board of Directors since March 2003. Dr. Fiddes was the Vice President of Health Care Research for Genencor International, Inc., a diversified biotechnology company that develops products and services for the bioproducts and health care markets, from 2003 to December 2004. Dr. Fiddes served as the CEO of Tao Biosciences, LLC during 2002. From 1994 until 2001 Dr. Fiddes held executive positions at IntraBiotics Pharmaceuticals, Inc., serving as Vice President of Research and Development and subsequently Chief Technical Officer and Vice President of Preclinical Research. Dr. Fiddes holds a BS in Molecular Biology from the University of Edinburgh, and a doctorate degree from King’s College at Cambridge University. He did postdoctoral research as a Research Fellow at the University of California, San Francisco. Dr. Fiddes also serves on the board of directors for Asilomar Pharmaceuticals, Inc.
      Jeffrey A. Miller, Ph.D. has served as a member of our Board of Directors since May 1999. He is the CEO of Capital Market Research and New Arc Investments, Inc. Dr. Miller has advised venture capital investors for the last five years. He is a principal in Katz-Miller Ventures, LLC, which provided financial consulting services to us in the past. Dr. Miller holds a Ph.D. in Political Science from the University of Michigan.
      George A. Murray has served as a member of our Board of Directors since May 2002. Mr. Murray is a senior executive with more than forty years in the securities industry. He retired as Executive Vice President of Prudential Securities, Inc. in 2001. He served as Director of Prudential-Bache (London) International Banking Groups. Mr. Murray received a BA from Bowdoin College and served as an officer in the Air Wing of the US Marine Corps. Mr. Murray also sits on the board of Sunset Financial Resources, Inc.
      Barry L. Seidman was appointed to our Board of Directors in November 2004. Mr. Seidman has served as Chairman of the Board of Pax Holding Corporation since May 2001. For the preceding ten years, Mr. Seidman was an independent consultant within the securities industry. Mr. Seidman is a graduate of St. John’s University with a BS in accounting.

      Daniel O. Wilds has served as a member of our Board of Directors since December 2002. Mr. Wilds currently serves as President and Chief Executive Officer of SCOLR Pharma, Inc. a biopharmaceutical company focusing on the controlled release of pharmaceuticals and nonprescription supplements. From 1998 until 2003 he served as President of Northwest Biotherapeutics, Inc. Mr. Wilds holds a BA from California State University, Los Angeles and an MBA from Northwestern University.
Information on Committees of the Board of Directors and Meetings
      During fiscal year 2004, there were six meetings of the Board of Directors. Each director attended at least 75% of those meetings. On December 12, 2003, the Audit Committee approved a Code of Ethics for Helix’s Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, or persons performing similar functions (each, a “Senior Financial Officer”).
      The audit committee of our board of directors is currently comprised of three “independent” directors as defined by and to the extent required the Rules of the National Association of Securities Dealers, Inc., Randall L-W Caudill, George A. Murray and Daniel O. Wilds. The audit committee’s charter requires each member of the committee to satisfy the independence, experience and financial literacy requirements of The Nasdaq Stock Market. The audit committee is responsible for overseeing the company’s accounting and financial reporting, engaging the company’s independent auditors and reviewing the scope, costs and results of the audit engagement. The audit committee held 4 meetings during fiscal 2004 to review the annual and quarterly financial reports. Randall L-W Caudill and George Murray attended 100% of the meetings and Daniel Wilds attended 50% of the meetings.
      The compensation committee of our board of directors meets as necessary, but at least once a year. The committee is currently comprised of three “independent” directors as defined by and to the extent required the Rules of the National Association of Securities Dealers, Inc., Randall L-W Caudill, Jeffrey A. Miller and Daniel O. Wilds. The committee’s charter requires each member of the committee to satisfy the independence requirements of The Nasdaq Stock Market. The compensation committee is responsible for determining the overall compensation levels of our executive officers and directors and administering our stock option plan.
      The governance committee of our board of directors is currently comprised of three “independent” directors as defined by and to the extent required the Rules of the National Association of Securities Dealers, Inc., Randall L-W. Caudill, Jeffrey A. Miller and Daniel O. Wilds. The governance committee’s charter requires each member of the committee to satisfy the independence requirements of The Nasdaq Stock Market. It meets as necessary. The governance committee is responsible for developing criteria for selection, appointment and removal of directors, evaluating and recommending nominees for our board of directors, developing and adopting codes of conduct and ethics, and providing oversight in the evaluation of board members and each committee. The committee will consider recommendations for director nominee candidates properly submitted to the company by stockholders. See “Future Stockholder Nominations and Proposals”, below.
      In 2003, the governance committee approved a code of ethics for our Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, or persons performing similar functions (each, a “Senior Financial Officer”), and a Code of Business Conduct applicable to all employees and directors. The Code of Ethics and Code of Business Conduct are posted on our website at www.helixbiomedix.com in the Corporate Governance section. Any amendments to or waivers from the Code of Ethics will be promptly posted on the Company’s website.
Director Compensation
      In November, 2004 we adopted a Non-employee Director Compensation Policy. This policy provides for the following compensation for our non-employee directors.

•	Annual Cash Retainer: $12,500;

•	Annual Stock Option Grant: Nonqualified Stock Option covering 15,000 shares of common stock (vesting quarterly, 10-year term; strike price equal to market close on last trading day of year; subject to the terms of our 2000 Stock Option Plan);

•	Meeting Fees: $1,000 for each meeting attended; $500 for each meeting where participation is telephonic;

•	Committee Fees: $1,000 annually for each committee membership; $2,800 annually for the audit committee chairperson;

•	New Member Incentive Grant: Upon first election/appointment, new non-employee directors will be granted a fully-vested nonqualified stock option to purchase 25,000 shares of common stock (10-year term; strike price equal to market close on date of election/appointment; subject to the terms of our 2000 Stock Option Plan).
Compensation Committee Interlocks and Insider Participation
      The compensation committee of our board of directors was formed in March 2002, and during fiscal year 2004 consisted of Randall L-W. Caudill, Jeffrey A. Miller and Daniel O. Wilds. Dr. Caudill serves on the board of directors of Dunsford Hill Capital Partners, Inc. whom we engaged from August 2002 through July 2003 as a consultant to provide professional assistance in the areas of strategic and financial planning. During 2004 we paid Dunsford Hill $22,500 for 2003 services.
PROPOSAL NO. 2
RATIFY APPOINTMENT OF INDEPENDENT AUDITOR
General
      Our audit committee appointed KPMG as the independent auditor for the fiscal year ending December 31, 2004, and the appointment was ratified by a majority of the votes cast at the 2004 Stockholders’ Meeting. KPMG audited 2004 financial statements and reviewed 2004 quarterly reports. Our audit committee has reappointed KPMG as our independent auditor for the fiscal year ending December 31, 2005. Representatives of KPMG are expected to attend our annual meeting and will have the opportunity to make a statement and to respond to appropriate questions from stockholders. In the event stockholders do not ratify the reappointment by a majority of the votes cast, represented in person or by proxy, the selection of auditors will be reconsidered by our audit committee.
Audit Fees
      The following table summarizes fees billed by KPMG, our independent auditors, for professional audit services performed relating to fiscal year ending December 31, 2003 and for quarterly reviews for fiscal year ending December 31, 2004:

	Year Ending	Year Ending
Nature of Service	December 31, 2003	December 31, 2004

Professional audit services	$75,000	$90,000
Tax related services	$4,800	$9,675
Other	—	—
Recommendation of the Board of Directors
      Our board of directors recommends that the stockholders vote FOR ratification of the appointment of KPMG, LLP as our auditor for the fiscal year ending December 31, 2005.
FUTURE STOCKHOLDER NOMINATIONS AND PROPOSALS
      The election of directors and other proper business may be transacted at an annual meeting of stockholders, provided that such business is properly brought before such meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto)

given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) brought before the meeting by a stockholder pursuant to written notice thereof, in accordance with Section 2.13 of our bylaws, and received by us not fewer than 120 nor more than 150 days prior to the first anniversary of the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. Any such stockholder notice shall set forth as to each matter the stockholder proposes to bring before the Annual Meeting (A) the name, principal occupation and record address of the stockholder; (B) a representation that the stockholder is entitled to vote at such meeting and a statement of the number of our shares which are beneficially owned by the stockholder; (C) the dates upon which the stockholder acquired such shares and documentary support for any claims of beneficial ownership; and (D) the nature of the proposed business desired to be brought before the meeting, the reasons for conducting such business with reasonable particularity, including, the exact text of the proposal to be presented for adoption and any supporting statement, which proposal and supporting statement shall not in the aggregate exceed 500 words, and any material interest of the stockholder in such business. No business shall be conducted at any annual meeting of stockholders except in accordance with these requirements. The chairman of the meeting of stockholders shall determine whether business has been properly brought before the meeting in accordance with these requirements and, if the facts so warrant, may refuse to transact any business at such meeting that has not been properly brought before the meeting.
      To be included in our proxy materials mailed to our stockholders, any stockholder proposals to be presented at the 2005 Annual Meeting of Stockholders must be received by our executive offices at 22122 20th Ave. S.E., Suite 148, Bothell, WA 98021, to the attention of the Chief Executive Officer, on or before December 1, 2005.
      Stockholders may send communications intended for the Board of Directors or to a specified individual director, to the Company and such communications will be forwarded to the Board.
OTHER MATTERS
      As of the date of this Proxy Statement, we do not know of other business that will be presented for action at the Annual Meeting. If any other business requiring a vote of the stockholders should come before the Annual Meeting, the persons designated as your proxies will vote or refrain from voting in accordance with their best judgment.

By Order of the Board of Directors,

R. Stephen Beatty
President and Chief Executive Officer
Bothell, Washington
April 12, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
HELIX BIOMEDIX, INC.

PROXY FOR 2005 ANNUAL MEETING OF STOCKHOLDERS
May 11, 2005

The undersigned stockholder of Helix BioMedix, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the 2005 Annual Meeting of Stockholders of the Company to be held on May 11, 2005, at 2:00 p.m., local time, at the PRIME Hotel & Suites, Boardroom, 19333 North Creek Parkway, Bothell, Washington and hereby revokes all previous proxies and appoints R. Stephen Beatty or David Kirske, either of them, with full power of substitution, Proxies and Attorneys-in-Fact, on behalf and in the name of the undersigned, to vote and otherwise represent all of the shares registered in the name of the undersigned at said Annual Meeting, or any adjournment thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner:

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

(Continued and to be signed on other side.)

▼   DETACH PROXY CARD HERE   ▼

1. ELECTION OF CLASS II DIRECTORS
Three Class II directors are to be elected at the Annual Meeting to serve until the 2008 Annual Meeting of Stockholders and until each director’s successor is elected and qualified:

01 John C. Fiddes Management recommends a vote FOR the nominee.	☐	FOR the nominee	☐	WITHHOLD AUTHORITY to vote for the nominee

02 Jeffrey A. Miller Management recommends a vote FOR the nominee.	☐	FOR the nominee	☐	WITHHOLD AUTHORITY to vote for the nominee

03 Daniel O. Wilds Management recommends a vote FOR the nominee.	☐	FOR the nominee	☐	WITHHOLD AUTHORITY to vote for the nominee

☒	Please mark your votes as indicated in this example:.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM.
Proposal to ratify the appointment of KPMG LLP to serve as the Company’s independent registered accounting firm.

☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the Proxies are entitled to vote upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE DIRECTORS, “FOR” RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXY HOLDERS DEEM ADVISABLE.

IMPORTANT—PLEASE SIGN AND DATE AND RETURN PROMPTLY

Dated:		, 2005

(Signature)

(Signature if held jointly)

(This proxy should be marked, dated and signed by each stockholder exactly as such stockholder’s name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)